Exhibit 10.17

January 4, 2017

PERSONAL & CONFIDENTIAL

Herman Schwarz

1706 Brandywine Court

Atlanta, GA 30338

Dear Herman:

This letter agreement confirms and evidences your rights and obligations in connection with and following the separation of your employment from LogistiCare Solutions, LLC (“LogistiCare”) on January 4, 2017 (the “Separation Date”) upon the expiration of the Term of your employment with LogistiCare. Capitalized terms used but not defined herein have the meaning given to them in your employment agreement with Providence Service Corporation (“Providence”), dated as of March 24, 2014 (as amended, the “Employment Agreement”).

1.

In consideration of the promises herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you hereby fully and generally release, discharge and covenant not to sue or commence any legal action or arbitration against Providence, its current and former parents, subsidiaries, affiliates, predecessors and successors, and each of the foregoing entities’ respective parents, subsidiaries, affiliates, predecessors, successors, officers, directors, shareholders, employees and representatives (acting in their capacity as employees or representatives) (collectively, the “Released Parties”) with respect to any and all claims, demands, costs, rights, causes of action, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, which you may have at the time of signing this letter agreement or had at any time prior thereto, including, but not limited to, any and all claims which may in any way arise out of or under, be connected with or relate to your employment at LogistiCare, your activities at LogistiCare, your separation from employment at LogistiCare, or the conduct of any of the Released Parties (collectively, the “Released Claims”), other than the rights to enforce this letter agreement and the rights expressly reserved herein.

700 Canal Street, Third Floor ● Stamford, Connecticut 06902 ● 203/307.2800 ● www.prscholdings.com

Herman Schwarz	January 4, 2017

Without limiting the generality of the foregoing, you expressly agree and acknowledge that this release and covenant not to sue or commence legal action or arbitration includes, but is not limited to, any claim (a) based on any federal, state or local statute, including, but not limited to, any statute relating to employment, medical leave, retirement or disability, age, sex, pregnancy, race, national origin, sexual orientation or other form of discrimination; (b) for wrongful or retaliatory termination of any kind; (c) for fraud or fraud in the inducement; (d) for negligent misrepresentation; (e) relating to any implied or express contract, promise or agreement (whether oral or written); (f) for intentional or negligent infliction of emotional distress or harm, defamation or any other tort; (g) for additional compensation, severance pay or benefits of any kind; (h) for breach of fiduciary duty; (i) for attorneys’ fees or costs; or (j) for promissory estoppel.

Notwithstanding the foregoing, any Released Claims shall not include any rights or claims that cannot be waived by law, including, but not limited to, any rights under this letter agreement or the right to file a discrimination charge with an administrative agency or participate in any federal, state or local agency investigation; you do, however, agree to waive any right to recover money in connection with any such charge or investigations.

You hereby attest that you have not filed, nor will you initiate or cause to be initiated on your behalf, any complaint, charge, claim, or proceeding against LogistiCare, Providence or any other Released Party before any local, state or federal agency (with the exception of the EEOC), court, or other body relating to your employment or the termination thereof (each individually a “Proceeding”). Except for the right to payment of compensation and benefits expressly identified by this Release, including participation rights and benefits addressed in paragraphs 2, 3 and 4 hereof, you hereby waive the right to benefit in any manner from relief, including but not limited to recovery of damages of any nature, including compensatory, general, special or punitive; costs, fees, or other expenses, including attorneys' fees incurred in seeking recovery of damages; and non-monetary relief arising out of any Proceeding, including any EEOC proceeding. By entering into this Release, you hereby acknowledge that you will be limiting the availability of certain remedies that you may have against LogistiCare, Providence and the other Released Parties, and also you will be limiting your ability to pursue certain claims against LogistiCare, Providence or any other Released Party.

Notwithstanding the foregoing, nothing contained in this letter agreement, your Employment Agreement or any other agreement between you and LogistiCare or Providence limits your ability to communicate with or participate in any investigation or proceeding (including by providing documents or other information, without notice to Providence) regarding possible violations of federal securities laws that may be conducted by the U.S. Securities and Exchange Commission, the U.S. Department of Justice, U.S. Consumer Financial Protection Bureau or the U.S. Commodity Futures Trading Commission.

Herman Schwarz	January 4, 2017

2.

Any rights you have to Base Salary, Benefits or Bonus shall immediately terminate as of the Separation Date, except any earned and unpaid portion of your Base Salary and accrued Benefits that you have earned up to the Separation Date, less all deductions or offsets for amounts owed by you to LogistiCare or Providence. However, as additional consideration for the release and promises made herein, LogistiCare will pay on your behalf, provided that you elect COBRA continuation of benefits, the premium cost of continuation coverage under LogistiCare’s health welfare benefits program, as described under COBRA, 29 U.S.C. § 1162(3). LogistiCare’s payment of the continuation coverage premium will terminate when (a) you become eligible to be covered by any other group health plan or (b) December 31, 2017, whichever occurs earlier. Because of the current uncertainty surrounding health care coverage due to the implementation of health care reform, in the event that this payment for benefit continuation would subject you or LogistiCare to a material cost, tax or penalty, you and we agree to cooperate to provide you with such benefits in a manner that does not trigger such tax, cost or penalty, to the maximum extent possible. You shall not be entitled to any bonus or incentive payment (including, without limitation, under the LogistiCare Solutions, LLC Senior Executive Short-Term (Annual) Incentive Plan), prorated or otherwise, in respect of the 2016 calendar or fiscal year.

3.

Provided that (i) you sign and do not revoke this letter agreement during the Revocation Period (as defined below) applicable to this letter agreement, (ii) you reaffirm the release included in this letter agreement by signing and returning Exhibit A hereto (the “Reaffirmed Release”) on or within seven (7) days after your Separation Date and you do not revoke such release during the Revocation Period applicable to the Reaffirmed Release, (iii) LogistiCare does not have grounds to terminate your employment for Cause prior to the Separation Date and (iv) you continue to comply with all material obligations you have under this letter agreement, including paragraphs 5 and 6 hereof: you shall receive $750,000 in cash in a lump sum, minus appropriate tax and other withholdings, on the 60th day following the Separation Date, in full satisfaction of the severance payments and benefits contemplated under Section 6(c) of your Employment Agreement.

4.	All outstanding equity awards and long-term incentives that you currently hold from LogistiCare, Providence or their affiliates will be treated as follows effective as of the Separation Date:

a.

PRSUs. The PRSUs granted to you on March 7, 2014 (maximum number of 13,776 shares) will vest and settle to the extent their performance metrics are satisfied in accordance with Section 2 of the applicable award agreement; and all PRSUs granted to you on March 18, 2015 (maximum number of 8,841 shares) will be forfeited without any payment to you;

Herman Schwarz	January 4, 2017

b.

RSAs. All of your outstanding restricted stock awards that are unvested on January 3, 2017 will vest on that date, in the following amounts: 1,148 shares granted on March 7, 2014; 1,473 shares granted on March 18, 2015; and 11,012 shares granted on October 21, 2016;

c.

Stock Options. All unvested stock options that you hold as of the Separation Date will be forfeited without any payment to you; vested options that you hold as of the Separation Date will be exercisable for 3 months after the Separation Date in accordance with the terms of the applicable award agreements, and immediately thereafter all unexercised stock options will expire without any payment to you; and assuming you do not exercise any vested options prior to the Separation Date, your vested options consist of the following:

# Stock Options	Grant Date	Exercise Price
2,536	6/9/2008	$26.14
6,362	6/9/2008	$26.14
3,000	5/15/2009	$11.72
8,283	5/20/2010	$17.35
21,717	5/20/2010	$17.35
4,001	3/14/2011	$14.72
7,999	3/14/2011	$14.72

d.

RSUs. The 5,930 RSUs granted to you on October 21, 2016 will remain outstanding following the Separation Date in accordance with, and subject to the terms and conditions of, the applicable award agreement; and

e.	LTI. You will forfeit without any payment all your entitlements under, and rights to participate in, the LogistiCare Senior Executive LTI Plan.

You acknowledge and agree that you do not presently hold or have any rights to any other equity awards or long-term incentive from LogistiCare, Providence or any of their affiliates.

5.

You are reminded of the restrictions applicable to you under Section 7 of the Employment Agreement, including without limitation, your noncompetition, nonsolicitation, nondisclosure and nondisparagement obligations to LogistiCare, Providence and their affiliates. Those restrictions will survive beyond the Separation Date, regardless of whether you execute (or revoke) this Release. You hereby affirm that those restrictions are reasonable and necessary to protect the legitimate interests of LogistiCare, Providence and their affiliates, that you received adequate consideration in exchange for agreeing to those restrictions and that you will abide by those restrictions.

6.

You hereby agree that, no later than the Separation Date, you will return to LogistiCare or Providence all property belonging to LogistiCare or its affiliates, including, without limitation, all electronic devices, keys, documents, handwritten notes, notebooks, materials, records or other items in your possession or control belonging to LogistiCare or its affiliates or that constitute confidential information provided to you or of which you became aware in your capacity as an employee of LogistiCare, and that after the Separation Date you will not retain any copies of such items.

Herman Schwarz	January 4, 2017

7.

Effective as of the Separation Date, you hereby resign from all positions that you hold with LogistiCare and its affiliates, including Providence. You agree to execute any additional documents necessary to effectuate such resignations on the Separation Date.

8.

You agree to cooperate with LogistiCare, Providence and their counsel in connection with any investigation, administrative or regulatory proceeding or litigation relating to any matter in which you were involved or of which you have knowledge as a result of your employment with LogistiCare, Providence and its affiliates.

9.	You hereby agree, acknowledge and affirm each of the following:

f.

you have received all compensation, wages, and/or benefits to which you may be entitled through the date you sign this letter agreement, except as expressly provided under paragraphs 2, 3 and 4 hereof;

g.

you shall not be entitled to any further compensation, benefits or monies from LogistiCare, Providence or any other Related Party, except for benefits specifically provided for under the express terms of this letter agreement;

h.	you have been granted any leave to which you may have been entitled under the Family and Medical Leave Act or any similar state or local leave or disability accommodation law;

i.	you have not been retaliated against for reporting any allegations of fraud or other wrongdoing;

j.	you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim;

k.	you have read and fully understand the terms and conditions stated in this letter agreement and intend to be legally bound by them;

l.

you have been encouraged by representatives of LogistiCare or Provide to have this letter agreement reviewed by legal counsel of your own choosing and that you have been given ample time to do so prior to signing it;

m.	you have had the opportunity to negotiate concerning the terms of this letter agreement;

n.

notwithstanding anything in this letter agreement to the contrary, this letter agreement does not purport to waive rights or claims that may arise from acts or events occurring after the date that this letter agreement is signed by you;

Herman Schwarz	January 4, 2017

o.

you have been given up to 21 days to consider this letter agreement and the Reaffirmed Release (the “Consideration Period”), and, if you have executed this letter agreement before the expiration of the Consideration Period, you have done so voluntarily;

p.

that this letter agreement specifically applies to any rights or claims you may have against the Company or any party released herein under the federal Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended (“ADEA”);

q.

notwithstanding anything in this letter agreement to the contrary, this letter agreement does not purport to waive rights or claims arising under ADEA that may arise from acts or events occurring after the date that this letter agreement and the Reaffirmed Release are signed by you;

r.

nothing in this letter agreement (including the release of claims and the confidentiality and nondisparagement provisions incorporated from your Employment Agreement) (i) prohibits you from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of LogistiCare, Providence or any of their affiliates by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by any of them that you reasonably believe is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to them or (ii) requires you to obtain the approval of, or give prior notice to, LogistiCare, Providence or any of their employees or representatives to take any action permitted under clause (i) hereof; and

s.

you have the right to revoke this letter agreement or the Reaffirmed Release within seven (7) days following the date that you execute this Agreement or the date that you execute Reaffirmed Release, as applicable (the “Revocation Period”). Any revocation of this letter agreement or the Reaffirmed Release must be in writing and received by Providence by the close of business on the seventh (7th) day following your execution of this Agreement or the Reaffirmed Release and shall be delivered to Justina Uzzell, Chief People Officer at Providence (email: juzzell@prscholdings.com). Upon any revocation of this letter agreement or Reaffirmed Release in accordance herewith during the Revocation Period, this letter agreement will be rendered void and without effect. However, the termination of your employment as of the Separation Date shall still be effective.

10.

This letter agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, administrators, beneficiaries, representatives, executors, successors and assigns.

Herman Schwarz	January 4, 2017

11.

This letter agreement (including Exhibit A hereto) represents the entire agreement between the parties as to the subject matters herein, and supersedes and replaces any prior version of this agreement or any agreement between the parties concerning this separation (other than any provisions of the Employment Agreement and your equity award agreements that expressly are referenced herein). This letter agreement may not be amended except by a writing signed by both parties. You agree and acknowledge that the special separation benefits contained herein exceed, and are in full and final satisfaction of, any other payments or benefits to which you may be entitled from LogistiCare, Providence or any other Related Party.

12.

Waiver by a party of any breach of any provision of this letter agreement by the other party shall not operate nor be construed as a waiver of any subsequent or other breach. No provision or breach of this letter agreement may be waived except by a written instrument signed by the party waiving such provision or breach, which states that such party is waiving such provision or breach.

13.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its choice of law principles. Any dispute or controversy arising under or in connection with this letter agreement shall be settled in accordance with the terms and conditions of Section 9(b) of the Employment Agreement.

14.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this letter agreement by email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this letter agreement.

Please sign, date and return this letter agreement to Justina Uzzell, Providence’s Chief People Officer (email: juzzell@prscholdings.com), on or before the close of business on December 30, 2016.

We wish you the very best in your future endeavors.

Sincerely,

/s/ James M. Lindstrom

Jim Lindstrom, CEO

Herman Schwarz	January 4, 2017

ACCEPTED AND AGREED:

/s/ Herman Schwarz	January 4, 2017
Herman Schwarz	Date

Exhibit A

Reaffirmation of Release

January 4, 2016

Providence Service Corporation
700 Canal Street, Third Floor
Stamford, CT 06902
Attention: Justina Uzzell, Chief People Officer

Ladies and Gentlemen:

Reference is made to that certain letter agreement, dated January 4, 2017, between Providence Service Corporation and me.

As provided in the Agreement, I hereby restate and reaffirm the releases, discharges and waivers of claims set forth therein, effective as of the date hereof.

Sincerely,

/s/ Herman Schwarz
Herman Schwarz